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                                                                     EXHIBIT 8.1
                         [ALSTON & BIRD LLP Letterhead]






                                 August 4, 2000

Healtheon/WebMD Corporation
400 The Lenox Building
3399 Peachtree Road, NE
Atlanta, Georgia  30326

         RE: MERGER AMONG HEALTHEON/WEBMD CORPORATION, A DELAWARE CORPORATION ("HEALTHEON/WEBMD"), TECH ACQUISITION CORPORATION, A WASHINGTON CORPORATION ("MERGER CORP") AND ONHEALTH NETWORK COMPANY, A WASHINGTON CORPORATION ("ONHEALTH")

Ladies and Gentlemen:

         We have acted as counsel to Healtheon/WebMD in connection with the proposed merger (the "Merger") of Merger Corp with and into OnHealth pursuant to an Agreement and Plan of Merger dated as of February 15, 2000 by and among Healtheon/WebMD, Merger Corp, and OnHealth (the "Merger Agreement"). The Merger is described in the Registration Statement on Form S-4 (the "Registration Statement") of Healtheon/ WebMD which includes the Proxy Statement/Prospectus of OnHealth (the "Proxy Statement/Prospectus").

         In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement; (ii) the truth and accuracy of the representations and warranties made by Healtheon/WebMD, Merger Corp and OnHealth in the Merger Agreement; and
(iii) the truth and accuracy in all material respects of the certificates of representations dated the date hereof provided to us by officers of Healtheon/WebMD, Merger Corp and OnHealth for purposes of this opinion.

         Because this opinion is being delivered prior to the Effective Times of the Merger it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place which could affect the United States Federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.

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         Based upon and subject to the foregoing, in our opinion, the discussions contained in the Registration Statement under the captions "Material U.S. federal income tax considerations of the OnHealth Merger," subject to the limitations and qualifications described therein, set forth the material United States Federal income tax considerations generally applicable to the OnHealth Merger.

         This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax considerations of the OnHealth Merger, including the Information Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not concede that we are "experts" within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder, or that this consent is required by Section 7 of the Act.

                                           ALSTON & BIRD LLP



                                           By:  /s/ H. BRYAN IVES III
                                               ----------------------------
                                                H. Bryan Ives III, Partner